EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of January 26, 2004 by and between BLACKBOARD INC., a Delaware corporation (the “Company”), and Matthew H. Small (the “Employee”).

RECITALS

A.	The Company desires to retain Employee to provide the services hereinafter set forth.

B.	Employee is willing to provide such services to the Company on the terms and conditions hereinafter set forth. The Company and the Employee shall enter into an additional Employee Stock Option Contract (the “Option Agreement”) substantially in the form of the Stock Option Contract dated November 20, 2002 by and between the Employee and the Company (the “First Option Agreement”) in conjunction with the granting of additional options to purchase stock of the Employer.

AGREEMENT

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.	Employment and Term.

The Company agrees to employ the Employee and the Employee agrees to work for the Company, subject to the terms and conditions below, for a term of two (2) years, from the date hereof, which shall automatically renew for additional annual terms unless either party notifies the other at least ninety (90) days prior to the end of the term of the Agreement of a determination not to allow this Agreement to automatically renew.

2.	Compensation; Benefits.

Subject to the terms and conditions of this Agreement, the Company shall pay to the Employee a base salary as set forth on Schedule A, attached hereto and made a part hereof, payable in accordance with the Company’s regular payroll policies. In addition to this base salary, the Employee shall be entitled to the benefits and bonuses described on Schedule A, subject to the terms and conditions described therein. In addition, the Employee shall be entitled to receive such other benefits including, but not limited to, vacation, holidays and sick leave, as the Company generally provides to its senior executives and employees holding similar positions as that of the Employee. Notwithstanding the foregoing, the Company reserves the right to adopt, amend or discontinue any employee benefit plan or policy in accordance with then-applicable law

3.	Business Expenses.

The Company shall reimburse the Employee during the term of this Agreement for travel, entertainment and other expenses reasonably incurred by the Employee on behalf of the Company pursuant to the Company’s expense reimbursement policy for its senior executives.

4.	Title; Duties.

The Employee shall be employed as General Counsel and Corporate Secretary, reporting directly to the Chief Executive Officer. The Employee shall diligently and conscientiously devote his full time and attention and his best efforts to discharge the duties assigned to him by the Company. The Employee shall perform such duties as may be assigned to him from time to time by the Board of Directors.

5.	Right to Contract; Conflict of Interest.

The Employee hereby represents and warrants to the Company that (i) he has full right and authority to enter into this Agreement and to perform his obligations hereunder, and (ii) the execution and delivery of this Agreement by the Employee and the performance of the Employee’s obligations hereunder will not conflict with or breach any agreement, order or decree to which the Employee is a party or by which he is bound.

6.	Transfer by Company.

If at any time during the term of this Agreement, the Company transfers the Employee to another location, the Company will reimburse the Employee for all reasonable relocation expenses incurred as a result of such transfer.

7.	Termination by the Company.

(a)	The Company shall have the right to terminate the Employee’s employment with or without Cause (as defined below) at any time during the term of this Agreement by giving written notice to the Employee. It is specifically acknowledged and agreed that a notification by the Company of a determination not to allow this Agreement to automatically renew pursuant to Section 1 shall not be a termination by the Company for any purpose hereunder. The termination shall become effective on the date specified in the notice, which termination date shall not be a date prior to the date ten (10) days following the date of the notice of termination itself. In the event that the Employee is terminated for Cause, the Company shall pay the Employee the salary due him under this Agreement through the day on which such termination is effective. In the event that the Employee is terminated without cause, or on non-renewal of this Agreement by the Company, the Company shall, subject to the provisions of this Agreement:

(i)	pay to the Employee within thirty (30) days of termination of employment a cash payment equal to his annual base salary based on his highest annual base salary for the three year period prior to the Termination date, earned bonus through the end of and including the then current quarter, expense reimbursements and fringe benefits other than any entitlement to bonus, set forth on Schedule A, in a lump sum or in accordance with normal payroll practices, at the Company’s option;

(ii)	maintain and provide for a period of twelve (12) months from the date of termination, at no cost to the Employee, the Employee’s continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Employee was entitled to participate immediately prior to the date of termination (other than any bonus plans or stock option plans of the Employer), provided that in the event that the Employee’s participation in any plan, program or arrangement as provided in this subparagraph (ii) is barred or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employer shall arrange to provide the Employee with benefits substantially similar to those which the Employee was entitled to receive under such plans, programs and arrangements immediately prior to the Employee’s date of termination.

(b)	The Company may terminate Employee’s employment hereunder at any time for “cause” upon written notice to Employee. For purposes of this Section 7, “cause” shall mean: (i) any willful gross misconduct by Employee which materially injures the Company which breach is not cured within a reasonable period following not less than 30 days prior written notice thereof to Employee, (ii) a course of conduct by Employee which involves material failures to perform his duties satisfactorily over a period of time, where there has been repeated counseling by the Board or appropriate committee thereof, and following not less than thirty (30) days’ prior written notice thereof to employee and a reasonable opportunity to cure, or (iii) conviction of a felony involving moral turpitude. No act or omission shall be considered “willful” if it is done by Employee in good faith and with reasonable belief that it was in the best interest of the Company.

(c)	In the event the Employee disputes in writing any termination for Cause (after the Employee receives the grounds for termination, in writing, from the Company’s Board of Directors the Company shall continue to pay the Employee full salary (including any earned bonuses or fringe benefits) for a period of no more than three (3) months while the Company and the Employee attempt to resolve such dispute in good faith.

8.	Termination by Death or Disability of the Employee.

(a)	In the event of the Employee’s death during the term of this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall pay to the Employee’s legal representatives the salary (and any earned bonuses) due the Employee through the day on which his death shall have occurred.

(b)	If the Employee is unable to perform his duties hereunder due to mental, physical or other disability for a period of one hundred twenty (120) consecutive business days, as determined by the Company, or for one hundred twenty (120) business days in any period of twelve (12) consecutive months, this Agreement may be terminated by the Company, at its option, by written notice to the Employee, effective on the termination date specified in such notice, provided such termination date shall not be a date prior to the date of the notice of termination itself. In this case, the Company will pay the Employee the salary (and any earned bonuses) due him through the day on which such termination is effective.

(c)	The Company shall pay Employee the difference between the amount to be paid under any disability insurance policy for the twelve (12) months following termination and the amount of Employee’s salary due under the termination provision of Section 7 (a) (i).

9.	Termination by the Employee.

(a)	The Employee may terminate the Employee’s employment at any time, with or without cause, by giving written notice to the Company. It is specifically acknowledged and agreed that a notification by the Employee of a determination not to allow this Agreement to automatically renew pursuant to Section 1 shall not be a termination by the Employee for any purpose hereunder. Any such termination, if without cause, shall become effective on the date specified in such notice, provided that the Company may elect to have such termination become effective on a date after, but not more than, fourteen (14) days after the date of the notice. If such termination is with Good Reason, (i) it shall become effective on the date thirty (30) days after the date of such notice, provided the Company has failed to cure the cause specified in the notice; and (ii) the Company shall subject to the provisions of this Agreement:

(i)	pay to the Employee within thirty (30) days of termination of employment a cash payment equal to his annual base salary based on his highest annual base salary for the three year period prior to the Termination date, earned bonus through the end of and including the then current quarter, expense reimbursements and fringe benefits other than any entitlement to bonus, set forth on Schedule A, in a lump sum or in accordance with normal payroll practices, at the Company’s option; and

(ii)	maintain and provide for a period of twelve (12) months from the date of termination, at no cost to the Employee, the Employee’s continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Employee was entitled to participate immediately prior to the date of termination (other than any bonus plans or stock option plans of the Employer), provided that in the event that the Employee’s participation in any plan, program or arrangement as provided in this subparagraph (ii) is barred or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employer shall arrange to provide the Employee with benefits substantially similar to those which the Employee was entitled to receive under such plans, programs and arrangements immediately prior to the Employee’s date of termination.

(b)	In the event the Employee terminates this Agreement without Good Reason, the Employee shall be entitled to the salary, bonus and other benefits due him through the day on which such termination becomes effective.

(c)	For purposes of this Section 9, “Good Reason” shall mean (i) a material failure by the Company to perform its obligations under this Agreement; (ii) a Constructive Termination (as defined below) of the Employee; (iii) non-renewal of this Agreement by the Company or (iv) if employee is not offered a position acceptable to the Employee or a Satisfactory Employment Agreement, substantially in the form of this Agreement, in connection with a “Transaction” prior to closing such Transaction or as otherwise mutually agreed to with the Employee.

(d)	For purposes of this Section 9 “Transaction” shall mean a “Transaction” as defined in the Employee’s Stock Option Contract Agreement.

(e)	For purposes of this Section 9, “Constructive Termination” shall mean any (i) diminution of the Employee’s total compensation, or (ii) material adverse modification of or diminution in the Employee’s duties or material diminution in the Employee’s authority, title or office, or the assignment of any duties to the Employee inconsistent with or demeaning of those set forth at the effective date of this Agreement, or (iii) material reduction in the Employee’s benefits under any employee benefit plan or program in which he participates as an employee, other than any reduction which is a result of a reduction of benefits applicable to all employee participants; or (iv) relocation of the Employee outside of the Employee’s current residential area without the Employee’s consent; or (v) relocation of the Company’s principal executive offices outside of the Washington, DC area; or (vi) the requirement by the Company that the Employee be based anywhere other than the Company’s principal executive offices or that the Employee travel away from the Company’s principal executive offices substantially more than the Employee is required to travel at the effective date of this Agreement.

10.	Suspension.

In the event the Company has reasonable cause to believe that there exists Cause for termination of this Agreement as defined in Section 7, immediately upon written notice to the Employee, the Company may, but shall not be obligated to, suspend the Employee, with pay, for a period not to exceed two (2) weeks, either as a disciplinary measure or in order to investigate the Company’s belief that such cause exists. No such suspension shall prevent the Company from thereafter exercising its rights to terminate this Agreement in accordance with its terms.

11.	Confidentiality and Non-Disclosure.

(a)	The Employee shall hold in strict confidence and shall not, either during the term of this Agreement or after the termination hereof, disclose, directly or indirectly, to any third party, person, firm, corporation or other entity, irrespective of whether such person or entity is a competitor of the Company or is engaged in a business similar to that of the Company, any trade secrets or other proprietary or confidential information of the Company or any subsidiary or affiliate of the Company obtained by the Employee from or through his employment hereunder. The Employee hereby acknowledges and agrees that all proprietary information referred to in this Section 11 shall be deemed trade secrets of the Company and of its subsidiaries and affiliates. Employee further acknowledges that the Company’s products and titles consist of copyrighted material, and Employee shall exercise his best efforts to prevent the use of such copyrighted material by any person or entity which has not prior thereto been authorized to use such information by the Company.

(b)	The Employee further hereby agrees and acknowledges that any disclosure of any proprietary information prohibited herein, or any breach of the provisions of Sections 4 or 10 of this Agreement, may result in irreparable injury and damage to the Company which will not be adequately compensable in monetary damages, that the Company will have no adequate remedy at law therefore, and that the Company may obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the company against, or on account of, any breach by the Employee of the provisions contained in Sections 5 or 11 . The Employee shall reimburse the reasonable legal fees and other costs incurred by the Company in enforcing the provisions of Sections 5 and 11 of this Agreement.

(c)	The Employee further agrees that, upon termination of this Agreement, whether voluntary or involuntary or with or without cause, the Employee shall notify any new employer, partner, associate or any other firm or corporation with whom the Employee shall become associated in any capacity whatsoever of the provisions of this Section 11, and that the Company may give such notice to such firm, corporation or other person.

(d)	Notwithstanding the foregoing limitations, the Employee shall not be required to keep confidential pursuant to this Section 12 any confidential or proprietary information that: (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the Employee, (ii) is or becomes publicly known or generally known in the industry through no fault of the Employee or his agents or (iii) is required to be disclosed pursuant to any statutes, laws, rules, regulations, ordinances, codes, directives, writs, injunctions, decrees, judgments, and orders of any governmental body (provided the Company is given reasonable prior notice).

12.	Assignment and Disclosure of Inventions.

(a)	From and after the date the Employee first became employed with the Company, the Employee hereby agrees to promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets (“inventions”), whether or not patentable, copyrightable or protectible as trade secrets, that are made or conceived or first reduced to practice or created by the Employee, either alone or jointly with others, during the period of the Employee’s employment, whether or not in the course of the Employee’s employment.

(b)	The Employee hereby acknowledges that copyrightable works prepared by the Employee within the scope of the Employee’s employment are “works for hire” under the Copyright Act and that the Company will be considered the author thereof. The Employee hereby agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by the

Employee for the Company, (iii) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby assigned by the Employee to the Company.

13.	Severability.

The Company and the Employee recognize that the laws and public policies of the state law applicable to this Agreement are subject to varying interpretations and change. It is the intention of the Company and of the Employee that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of such state, but that the unenforceability (to the modification to conform to such laws or public policies) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder of this Agreement. Accordingly, if any provisions of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the balance of this Agreement in order to render it valid and enforceable.

14.	Assignment.

Neither the rights nor obligations under this Agreement may be assigned by either party, in whole or in part, by operation of law or otherwise, except that it shall be binding upon and inure to the benefit of any successor of the Company and its subsidiaries and affiliates, whether by merger, reorganization or otherwise, or any purchaser of all or substantially all of the assets of the Company.

15.	Notices.

Any notice expressly provided for under this Agreement shall be in writing, shall be given either manually or by mail and shall be deemed sufficiently given when actually received by the party to be notified or when mailed, if mailed by certified or registered mail, postage prepaid, addressed to such party at their addresses as set forth below. Either party may, by notice to the other party, given in the manner provided for herein, change their address or receiving such notices.

(a)	If to the Company, to:

Blackboard Inc. 1899 L Street N.W., Fifth Floor Washington, D.C. 20036 Attn: General Counsel

(b)	If to the Employee, to:

Matthew H. Small 2501 Porter St., N.W., Apt. 318 Washington, DC 20008

16.	Governing Law.

This Agreement shall be executed, construed and performed in accordance with the laws of the State of Delaware without reference to conflict of laws principles. The parties agree that the venue for any dispute hereunder will be the state or federal courts sitting in the District of Columbia or the Commonwealth of Virginia and the parties hereby agree to the exclusive jurisdiction thereof.

17.	Headings.

The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.	Entire Agreement; Amendments.

This Agreement, together with any stock option contracts between the Company and Employee, constitutes and embodies the entire agreement between the parties in connection with the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings in connection with such subject matter. No covenant or condition not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement. In the event of a conflict or inconsistency between the terms of this Agreement and the Company’s policies regarding employees, the terms of this Agreement shall supersede the conflicting or inconsistent Company policies. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding unless in writing signed by the Employee and on behalf of the Company by an officer thereunto duly authorized by the Company’s Board of Directors. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement shall affect the right of any party to enforce any other provision or to exercise any right or remedy in the event of any other default.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BLACKBOARD INC., a Delaware corporation

By:	/s/ Michael L. Chasen
	Name:	Michael L. Chasen
	Title:	CEO

Matthew H. Small

/s/ Matthew H. Small

SCHEDULE A

     The Employee is currently being paid $165,000 in annual salary; however the Company reserves the right to increase the Employee’s salary from time to time, in accordance with the Company’s regular management employee payroll and incentive policies.

     The Employee shall receive for each year thereafter, an annual bonus equal to up to 35% of Employee’s then current salary, payable in cash. The criteria for bonuses shall be based on mutually agreed upon goals established on an annual basis.

     Employee shall receive vacation, parking, health and insurance benefits equal to that provided other senior executive management, which benefits may be changed from time to time by the Company.